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                                      EXHIBIT 11

                            UNIVERSAL INTERNATIONAL, INC.

                    DETAIL COMPUTATION OF INCOME (LOSS) PER SHARE

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

                                   Years Ended December 31,
                                   ------------------------
                                  1997       1996        1995
                                  ----       ----        ----
                              (In thousands, except per share data)

Diluted Income (Loss) Per Share:

   Net income (loss)            $(11,887)   $(4,301)   $ 1,310
                                 -------     ------     ------
                                 -------     ------     ------

   Weighted average shares
     outstanding                   5,456      4,893      4,893
   Dilutive effect of stock
     options                          -          -         189
                                 -------     ------     ------
   Weighted average common
     and common equivalent
     shares outstanding            5,456      4,893      5,082
                                 -------     ------     ------
                                 -------     ------     ------

   Net income (loss) from
     continuing operations
     per common and common
     equivalent share              (1.35)      (.60)      (.14)
                                 -------     ------     ------
                                 -------     ------     ------

   Net income (loss) from
     discontinued operations
     per common and common
     equivalent share               (.83)      (.28)       .40
                                 -------      ------    ------
                                $  (2.18)    $ (.88)   $   .26
                                 -------      ------    ------
                                 -------      ------    ------

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